UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 23, 2009
(February 17, 2009)

Old Second Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  0-10537

Delaware	36-3143493
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

37 South River Street

Aurora, Illinois  60507

(Address of principal executive offices, including zip code)

(630) 892-0202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 17, 2009, the Compensation Committee of the Company’s Board of Directors adopted new forms of the Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement, Incentive Stock Option and Non-Qualified Stock Option.  Any such awards would be granted under the Company’s 2008 Equity Incentive Plan, which was approved by the Company’s shareholders at the 2008 annual meeting.  Copies of the form of Restricted Stock Award Agreement, Restricted Stock Unit Award Agreement, Incentive Stock Option and Non-Qualified Stock Option are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated by reference herein.

Also on February 17, 2009, Compensation Committee granted 1,500 non-qualified stock options and 596 restricted stock units to each non-executive director.  Further, the Compensation Committee granted shares of restricted stock to the Company’s named executive officers, in the amounts shown in the table below.  The shares of restricted stock vest on the earlier of: (i) the date on which all obligations of the Company arising from it receiving investment capital from the United States Department of the Treasury pursuant to the Capital Purchase Program under the Troubled Asset Relief Program (or any other governmental program pursuant to which the restrictions and executive compensation limits in the Emergency Economic Stabilization Act of 2008 are applicable) are no longer outstanding; or (ii) the date on which the restrictions and executive compensation limits in the Emergency Economic Stabilization Act of 2008 applicable to the Restricted Stock Award Agreement are waived, removed or redacted, or are otherwise no longer applicable.

Name	Number of Shares Awarded
William B. Skoglund	22,029
James L. Eccher	12,906
J. Douglas Cheatham	10,992
Rodney L. Sloan	6,141

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

	10.1	Form of Restricted Stock Award Agreement

	10.2	Form of Restricted Stock Unit Award Agreement.

	10.3	Form of Incentive Stock Option

	10.4	Form of Non-Qualified Stock Option

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old Second Bancorp, Inc.

Dated: February 23, 2009	By:	/s/ J. Douglas Cheatham
J. Douglas Cheatham
Executive Vice President and Chief Financial Officer